Exhibit 99

FOR IMMEDIATE RELEASE

April 29, 2016

THE EASTERN COMPANY REPORTS RESULTS
FOR THE FIRST QUARTER OF 2016

Naugatuck, CT–The Eastern Company (NASDAQ-EML) today announced the results of its operations for the first quarter of 2016.  Sales for the quarter were $33.1 million, compared with $36.9 million for the same period in 2015, a 10% decrease. Net Income for the first quarter was $648,000, or $0.10 per diluted share, compared with $874,000, or $0.14 per diluted share in the first quarter of 2015, a 26% decrease.

August Vlak, President and CEO of The Eastern Company stated, “In the first quarter of 2016, we encountered challenging economic conditions, including a further deterioration in the mining industry and a slowdown in the Class 8 truck market. We are addressing these challenges. At the same time, several of our core businesses continue to perform well.”

Mr. Vlak continued, “Net sales in the Metal Products Segment were down 46% in 2016 compared to the prior year period, largely due to declining sales of mining products. We expect the U.S. coal mining industry to remain under pressure.  We have been working hard to broaden and expand our industrial casting business to replace the lost business in the mining markets. However, the simultaneous slowdown in the manufacturing sector has reduced overall demand for industrial castings. In response to the significant decline in incoming orders, our Metal Products segment has reduced its workforce by 39% and should see lower payroll and related cost.  The full effect of these changes will be realized beginning in the second quarter.  Also, we believe that the addition of several new customers in the second quarter of 2016 will improve our results in the Metal Products segment.”

Mr. Vlak added that “The Industrial Hardware Segment sales were comparable to the prior year period. Sales to the military, off road sport utilities vehicles and Class 5 & 6 light service body vehicle markets all grew in the first quarter.  However, a slowdown in Class 8 trucks has offset growth in our Industrial Hardware business. In particular, our lightweight composite panels business, which primarily supplies Class 8 trucks, has underperformed as production orders have been cut in half. In our Security Products Segment, sales were up 1%.  Commercial laundry sales were up 16% over prior year as a result of domestic and international growth in our Flash Cash Products and Smart Card electronic payment systems.”

Mr. Vlak continued, “As part of our commitment to maintain a strong balance sheet while providing a meaningful retirement solution for our employees, we completed a thorough review of our employee retirement plans in the first quarter.  Effective May 31, 2016, the Company has ceased additional benefit accruals in its Salaried Employees Defined Benefit Pension Plan and has enhanced its contribution to its defined contribution plan effective June 1, 2016.  We believe this transition will help to reduce uncertainty about the current and future funding obligations and provide greater control over the cost of our retirement benefits.”

Mr. Vlak concluded, “Since assuming the role of President and CEO in January, I have worked closely with our leaders across the Company and spoken with our people at nearly all of our locations.  We believe that the measures we have implemented to address challenging economic conditions will result in improved earnings beginning in the second quarter and throughout the year.  At the same time, we continue to make progress in optimizing our business portfolio by investing in our business where we can strengthen operating results and by looking for acquisition opportunities that build on our strengths and provide further growth opportunities."

The Eastern Company is a 158-year-old manufacturer of industrial hardware, security products and metal castings.  It operates from 13 locations in the U.S., Canada, Mexico, Taiwan and China.  The diversity of the Company’s products helps it to respond to the changing requirements of a broad array of markets.

Safe Harbor for Forward-Looking Statements

Statements in this document about the Company’s future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including those set forth in the Company’s reports and filings with the U.S. Securities and Exchange Commission. The Company is not obligated to update or revise any forward-looking statements as a result of developments occurring after the date of this document.

The Eastern Company
August Vlak or John L. Sullivan III, 203-729-2255

Consolidated Statement of Operations (unaudited)

THE EASTERN COMPANY (NASDAQ - EML)

	THREE Months Ended

	April 2, 2016	April 4, 2015
Net Sales	$ 33,101,657	$ 36,876,842

Net Income After Tax	648,073	873,951

Net Income Per Share:
Basic	$ 0.10	$ 0.14
Diluted	$ 0.10	$ 0.14

Weighted average
shares outstandings:
Basic	6,247,760	6,244,088
Diluted	6,247,760	6,244,088